Exhibit 99.1 – Press Release

BANCORP OF NEW JERSEY REPORTS 2017 SECOND QUARTER FINANCIAL RESULTS HIGHLIGHTED BY A 25% INCREASE IN NET INCOME

August 10, 2017 — Fort Lee, NJ — Bancorp of New Jersey, Inc. (NYSE American:  BKJ) (the “Company”), holding company for Bank of New Jersey (the “Bank”), today reported financial results for its second quarter and six months ended June 30, 2017. All share and per share data reported in this news release have been adjusted for a 5% stock dividend declared on June 26, 2017.   The second quarter financial results were highlighted by reported net income of $1.3 million, or $0.19 per diluted share, a 25% increase from $1.0 million, or $0.16 per diluted share, in the prior year period. For the year to date period, net income increased by $28,000 over the prior year, to $2.4 million.

Second Quarter 2017 Highlights

•                  Total assets of the Company increased by 5.28% to $865.9 million at June 30, 2017, from $822.4 million at December 31, 2016.

•                  Total loans were $676.0 million at June 30, 2017, up $15.5 million, or 2.34% from the December 31, 2016 balance of $660.6 million.

•                  Total deposits were $766.6 million at June 30, 2017, up $48.6 million, or 6.76% from the December 31, 2016 balance of $718.0 million.

“We generated a strong year-over-year increase in net income in the second quarter, driven largely by the expansion of our loan portfolio and effective cost management,” stated Nancy E. Graves, Bancorp of New Jersey’s President and Chief Executive Officer.  “Our commercial real estate (“CRE”) lending continues to be an important source of growth for the bank, which has been funded by our strong deposit growth.  We closed $89 million in commercial loans to a diverse group of borrowers including light industrial, multi-family, retail office, and credit tenant customers, and our pipeline of new loan opportunities in our core Northern New Jersey and metro-New York markets looks healthy.  While pay-offs were accelerated in the second quarter, resulting in a headwind to net loan growth, we expect that to ease as we reduce our exposure to construction loans that do not convert to permanent loans.  We currently have in excess of $50 million in commercial loans approved to close.  Over the course of 2017, we’ve been successfully building our core deposits through proactive marketing campaigns, while simultaneously reducing our reliance on municipal funding.  Following the CD promotion that we ran through the first part of the year, in May we began advertising our totally free business and personal checking accounts.  These campaigns contributed to our nearly $49 million year-to-date increase in total deposits, which were up approximately $11 million in the second quarter.  Replacing municipal deposits with core deposits has resulted in an increased cost of funds, but reduced volatility in our overall source of funds.

“We are in a relationship-centric business and consistently positive employee-customer interactions and low employee turnover are critical to our ability to succeed and grow. We have enhanced our employee benefits, which we believe will enable us to continue to attract and retain high quality talent.  We feel that the increases to our salaries and benefits are worthwhile investments in our bank’s future.”

Ms. Graves continued, “Over the balance of 2017, our management team is focused on capitalizing on the opportunities presented by the densely populated North Jersey and metro-New York markets as we continue to strengthen our brand and leverage the investments we’ve made in our infrastructure over the past 12 months.  Looking further ahead, our goal is to deliver on our defined long-term strategy aimed at increasing loan production and commercial deposit relationships, while at the same time controlling expenses, improving our asset quality and managing risk.  We believe that our second quarter performance is a positive indicator that our plan is working, and we look forward to sharing our continued progress for the second half of the year.”

	Period Ended
	June 30, 2017	December 31, 2016
Loan Composition
Commercial Real Estate	$526,419	$492,296
Residential Mortgages	68,870	78,961
Commercial and Industrial	26,283	30,259
Home Equity	54,125	58,399
Consumer	336	656
Total Loans	676,033	660,571
Deferred Loan Fees and Costs, net	(719)	(586)
Allowance for Loan Losses	(7,993)	(8,287)
Net Loans	$667,321	$651,698

Deposit Composition
Noninterest-Bearing Demand Deposits	$143,045	$137,564
Savings and Interest-Bearing Transaction Accounts	282,178	287,682
Time Deposits	341,333	292,742
Total Deposits	$766,556	$717,988

Second Quarter and First Half 2017 Financial Review

Net Income

Net income for the second quarter of 2017 was $1.3 million compared to $1.0 million for second quarter of 2016, an increase of $258,000, or 25%.  This increase was primarily due to increases in interest income from loans of $216,000 and Federal Funds and other interest earning deposits of $181,000. These increases were partially offset by increases in interest expense on deposit products of $224,000.

Total operating expenses and provision for loan losses decreased by $114,000 and $150,000, respectively, in the second quarter of 2017 compared to the second quarter of 2016.

Net income for the six months ended June 30, 2017 was $2.4 million, or $0.35 per diluted share, compared to $2.3 million, or $0.37 per diluted share for the six months ended June 30, 2016, an increase of 1.2%. An increase in total operating expenses of $396,000 was offset by a decrease in provision for loan losses of $450,000, while net interest income remained constant between the two periods.

Net Interest Income

For the three month period ended June 30, 2017, net interest income increased by $166,000 or 2.7% from the same period last year. Interest income increased by $389,000 for the three months ended June 30, 2017 as compared to the corresponding period last year. This increase in interest income was primarily due to growth in the commercial loan portfolio and cash balances.

Total interest expense increased by $224,000 in the second quarter of 2017 to $2.0 million compared to $1.7 million in the prior year. The increase in interest expense was due to higher average deposit balances coupled with higher interest rates. Interest on borrowed funds decreased by $43,000 due to declining balances of borrowed funds. During the second quarter of 2017, average time deposits increased to $349.0 million from $313.4 million in the comparable quarter of 2016.

Average other interest bearing deposits increased to $294.0 million in the current quarter from $260.9 million in the second quarter of 2016. Average borrowed funds decreased to $18.9 million in the current quarter from $34.5 million in the same quarter last year.

During the six months ended June 30, 2017, net interest income was constant at $12.3 million compared to the six months ended June 30, 2016.  Decreases in interest income from loans and investments of $151,000 and $26,000 respectively were offset by an increase in interest income from Federal Funds and other interest earning deposits of $280,000.  At the same time, total interest expense increased by $121,000 for the six months ended June 30, 2017 from the six months ended June 30, 2016.  The Company’s average rate paid on interest bearing liabilities decreased slightly to 1.15% for the six months ended June 30, 2017, from 1.16% for the six months ended June 30, 2016.

Provision for Loan Losses

The Company recognized no provision for loan losses for the three and six months ended June 30, 2017 compared to provisions of $150,000 and $450,000 the three and six months ended June 30, 2016.  The allowance for loan losses to total loan ratio was 1.18% as of the end of the second quarter of 2017.

Non-Interest Expense

Non-interest expense was $4.3 million during the second quarter of 2017 compared to $4.4 million in the second quarter of 2016, a decrease of approximately $114,000, reflecting non-recurring charges of $190,000 in the second quarter of 2016. During the six months ended June 30, 2017, net-interest expense was $8.8 million, $396,000 greater than the same period last year.

The increase in salaries and employee benefits costs is associated with health insurance premium increases and a new 401(k) plan with a safe harbor match. The increase in professional fees is mainly attributable to non-recurring consulting fees for the completion of loan system enhancements.

Financial Condition

At June 30, 2017, the Company and Bank maintained capital ratios that were in excess of regulatory standards for well capitalized institutions. The Company’s and Bank’s Tier 1 capital to average assets ratio was 9.07%, its common equity Tier 1 capital and Tier 1 capital to risk weighted assets, each, was 11.19% and its total capital to risk weighted assets ratio was 12.34%.

Total consolidated assets increased by $43.4 million, or 5.28%, from $822.4 million at December 31, 2016 to $865.9 million at June 30, 2017.

Total cash and cash equivalents increased from $77.0 million at December 31, 2016 to $117.5 million at June 30, 2017, an increase of $40.5 million. The change in cash is mainly due to the increase in deposit account balances, pending redeployment into earning assets.

Loans receivable, or “total loans,” increased from $660.6 million at December 31, 2016 to $676.0 million at June 30, 2017, an increase of approximately $15.5 million, or 2.34%.

Total deposits grew by $48.6 million to $766.6 million at June 30, 2017, from $718.0 million at December 31, 2016, attributable to successful deposit campaigns.

Loan Quality

At June 30, 2017 the Bank had non-accrual loans of $17.3 million. Included in this total are $10.0 million in Troubled Debt Restructured Loans (“TDR”). At year-end 2016, non-accrual loans totaled $18.8 million. The decrease in non-accrual loans reflects payoffs of two credits with outstanding balances totaling of $1.3 million associated with a former Director and a sale of one credit totaling $302,000.  Accruing loans delinquent 30 to 90 days were $7.5 million as of June 30, 2017, compared to $4.3 million at December 31, 2016.

About the Company

Founded in 2006, Bancorp of New Jersey is the holding company for Bank of New Jersey, which provides traditional commercial and consumer banking products and services. The Bank currently has 9 branch offices located in Fort Lee, Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and Woodcliff Lake. For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-720-3201. If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net.

Forward-Looking Statements This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements are included in our Annual Report on Form 10-K under Item 1a — Risk Factors and in the description of our business under Item 1. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share data)

	For the Three Months Ended June 30,
	2017	2016
INTEREST INCOME
Loans, including fees	$7,684	$7,467
Securities	189	198
Federal funds sold and other	290	109
TOTAL INTEREST INCOME	8,163	7,774

INTEREST EXPENSE
Savings and interest bearing transaction accounts	442	373
Time deposits	1,435	1,238
Borrowed funds	73	115
TOTAL INTEREST EXPENSE	1,950	1,726

NET INTEREST INCOME	6,213	6,048
Provision for loan losses	—	150
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,213	5,898
NON-INTEREST INCOME
Fees and service charges	112	105
TOTAL NON-INTEREST INCOME	112	105

NON-INTEREST EXPENSE
Salaries and employee benefits	2,256	2,201
Occupancy and equipment expense	682	647
FDIC premiums and related expenses	208	270
Legal fees	57	98
Other real estate owned expenses	9	69
Professional fees	246	189
Data processing	332	289
Other expenses	516	657
TOTAL NON-INTEREST EXPENSE	4,306	4,420
Income before provision for income taxes	2,019	1,583
Income tax expense	730	552
Net income	$1,289	$1,031

PER SHARE OF COMMON STOCK
Basic	$0.19	$0.17
Diluted	$0.19	$0.16

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share data)

	For the Six Months Ended June 30,
	2017	2016
INTEREST INCOME
Loans, including fees	$15,069	$15,220
Securities	389	415
Federal funds sold and other	480	201
TOTAL INTEREST INCOME	15,938	15,836

INTEREST EXPENSE
Savings and interest bearing transaction accounts	880	724
Time deposits	2,643	2,622
Borrowed funds	160	216
TOTAL INTEREST EXPENSE	3,683	3,562

NET INTEREST INCOME	12,255	12,274
Provision for loan losses	—	450
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	12,255	11,824
NON-INTEREST INCOME
Fees and service charges	230	190
TOTAL NON-INTEREST INCOME	230	190

NON-INTEREST EXPENSE
Salaries and employee benefits	4,548	4,193
Occupancy and equipment expense	1,420	1,348
FDIC premiums and related expenses	441	539
Legal fees	140	134
Other real estate owned expenses	11	72
Professional fees	733	440
Data processing	636	572
Other expenses	878	1,113
TOTAL NON-INTEREST EXPENSE	8,807	8,411
Income before provision for income taxes	3,678	3,603
Income tax expense	1,327	1,280
Net income	$2,351	$2,323

PER SHARE OF COMMON STOCK
Basic	$0.35	$0.37
Diluted	$0.35	$0.37

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except for per share data)

	June 30, 2017	December 31, 2016
Assets
Cash and due from banks	$2,855	$2,628
Interest bearing deposits	114,143	73,896
Federal funds sold	452	452
Total cash and cash equivalents	117,450	76,976
Interest bearing time deposits	1,000	1,000
Securities available for sale	49,666	61,589
Securities held to maturity (fair value $7,076 and $7,343 at June 30, 2017 and December 31, 2016, respectively)	7,076	7,343
Restricted investment in bank stock, at cost	1,665	1,983
Loans receivable	676,033	660,571
Deferred loan fees and costs, net	(719)	(586)
Allowance for loan losses	(7,993)	(8,287)
Net loans	667,321	651,698
Premises and equipment, net	13,736	13,497
Accrued interest receivable	2,294	2,366
Other real estate owned	456	614
Other assets	5,211	5,374
Total assets	$865,875	$822,440
Liabilities and Stockholders’ Equity
LIABILITIES:
Deposits:
Noninterest-bearing demand deposits	$143,045	$137,564
Savings and interest bearing transaction accounts	282,178	287,682
Time deposits $250 and under	223,979	156,477
Time deposits over $250	117,354	136,265
Total deposits	766,556	717,988
Borrowed funds - Long Term	16,709	25,008
Accrued expenses and other liabilities	2,316	2,300
Total liabilities	785,581	745,296
Stockholders’ equity:
Common stock, no par value, authorized 20,000,000 shares; issued and outstanding 6,707,223 at June 30, 2017 and 6,316,291 at December 31, 2016	67,487	61,524
Retained earnings	12,894	15,813
Accumulated other comprehensive loss	(87)	(193)
Total stockholders’ equity	80,294	77,144
Total liabilities and stockholders’ equity	$865,875	$822,440